Exhibit 99.1

 P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS STRONG 2008 OPERATIONAL, FINANCIAL RESULTS

--- Final SW Connecticut Transmission Work Completed Ahead of Schedule, Below Budget

--- 2008 Earnings of $1.67/Share; $1.86/Share1, Excluding Charge

--- 2009 EPS Guidance of $1.80-$2.00 Reaffirmed

BERLIN, Connecticut, February 17, 2009 — Northeast Utilities (NU: NYSE) today reported strong operational and financial results for 2008, a year when it completed several major transmission projects, commenced a number of initiatives to increase the New England region’s access to cleaner energy, and improved both earnings and cash flow.

NU earned $260.8 million, or $1.67 per share, in 2008, compared with 2007 earnings of $246.5 million, or $1.59 per share.  Results for 2008 include a first-quarter charge of $29.8 million, or $0.19 per share, associated with the settlement of litigation.  Absent that charge, NU earned $290.6 million, or $1.86 per share1, in 2008.  In the fourth quarter of 2008, NU earned $71.9 million, or $0.46 per share, compared with earnings of $72.7 million, or $0.47 per share, in the fourth quarter of 2007.

“In addition to these strong full-year financial results, we successfully accomplished a number of our key operational and strategic objectives in 2008,”said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “In December, we completed our $1.6 billion upgrade of the transmission system in southwest Connecticut ahead of schedule and $80 million below budget.  We are proud of the work we have accomplished to help the region meet its long-term energy goals of increasing reliability, while also providing improved access to lower cost, as well as more efficient and lower carbon electricity sources.”

Shivery said NU continues to develop a number of proposals to help New England meet its energy and environmental goals.  For example:

•

In December 2008, NU and NSTAR filed an application for a declaratory order with the Federal Energy Regulatory Commission, taking the first step toward building a high-voltage direct current line in New Hampshire to access significant new sources of low-carbon power generated by Hydro-Quebec;

•

In February 2009, Western Massachusetts Electric Company (WMECO) filed an application with Massachusetts regulators seeking to install at least 6 megawatts of solar generation under the state’s new Green Communities Act; and

•

Currently, The Connecticut Light and Power Company (CL&P) is signing up 3,000 of its customers for a pilot Advanced Metering Infrastructure program it will run in Connecticut this summer.

“These programs are very supportive of both federal and state energy policies to increase energy efficiency and reduce the environmental impact of electricity generation,” Shivery said.  “As these programs develop, they will provide long-term benefits to our customers and communities, while continuing to provide competitive returns to investors.”

Transmission results

Shivery attributed NU’s improved operating results in 2008 primarily to growth in the company’s transmission segment, where the company has invested heavily in recent years to improve the reliability of the region’s energy grid.  NU’s transmission segment earned $34.7 million in the fourth quarter of 2008 and $138.3 million for the full year of 2008, compared with earnings of $25.5 million in the fourth quarter of 2007 and $82.5 million for the full year 2007.

Distribution and Generation results

NU’s distribution and generation segments earned $36.0 million in the fourth quarter of 2008 and $150.8 million for the full year of 2008, compared with earnings of $46.1 million in the fourth quarter of 2007 and $146.2 million for the full year of 2007.

CL&P’s distribution segment earned $12.8 million in the fourth quarter of 2008, including a $3.5 million after-tax regulatory charge, and $70 million for the full year 2008.  This compares to earnings of $17.1 million in the fourth quarter of 2007 and $61.4 million for the full year 2007.  Improved full-year results were due primarily to tariff changes that took effect February 1, 2008, partially offset by higher operation and interest expense and the $3.5 million charge referenced above.  The fourth-quarter charge related to a Connecticut Department of Public Utility Control decision in January 2009 denying CL&P a procurement incentive for electricity it purchased for CL&P customers in 2004.  The final decision reversed a draft decision issued more than three years ago.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $9.1 million in the fourth quarter of 2008 and $41.4 million for the full year of 2008, compared with earnings of $12 million in the fourth quarter of 2007 and $43.7 million for the full year 2007.  Shivery attributed the weaker fourth quarter results primarily to higher depreciation and interest expense and a 6.8 percent decrease in retail sales compared with the fourth quarter of 2007.

Shivery said an ice storm that struck New Hampshire and Massachusetts the night of December 11, 2008, had a modest negative impact on PSNH’s fourth quarter results.  That storm resulted in power outages that affected approximately 320,000 of PSNH’s 490,000 customers.  The cost of the storm to PSNH is expected to total approximately $85 million.  PSNH expects to recover its costs associated with the storm.

WMECO’s distribution segment earned $2.2 million in the fourth quarter of 2008 and $12.3 million for the full year 2008, compared with earnings of $4.9 million in the fourth quarter of 2007 and $18.5 million for the full year 2007.  Shivery said lower WMECO results in both the fourth quarter and for the full year were due primarily to a 4.2 percent decline in full-year sales, higher uncollectible expense and higher interest expense.  WMECO incurred $14 million of costs associated with the December 11 ice storm.  WMECO expects to recover its costs associated with the storm.

Overall, NU’s electric sales were down 3.5 percent for the full year 2008, compared with 2007, and were off 2.6 percent on a weather-adjusted basis.  Residential sales were down 3.6 percent, commercial sales were off 1.4 percent, and industrial sales were down 8.6 percent.  The decline in industrial sales was due primarily to weaker economic conditions and a state and utility supported program to encourage the installation of distributed generation in Connecticut.

Yankee Gas Services Company earned $11.9 million in the fourth quarter of 2008 and $27.1 million for the full year 2008, compared with earnings of $12.1 million in the fourth quarter of 2007 and $22.6 million for the full year 2007.  Improved full-year 2008 results were primarily due to the impact of new rates that were effective in July 2007 and a 2.1 percent increase in firm sales in 2008.

Competitive business results

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned

$4.3 million in the fourth quarter of 2008 and $13.1 million for the full year 2008, compared with $3.6 million in the fourth quarter of 2007 and $11.7 million for the full year 2007.  The improved results were primarily due to favorable mark-to-market results and improved margins on remaining wholesale marketing contracts.

NU Parent and other company results

NU parent and other companies had net expenses of $3.1 million in the fourth quarter of 2008 and $11.6 million for the full year 2008, excluding the first quarter litigation charge, compared with net expenses of $2.5 million in the fourth quarter of 2007 and net income of $6.1 million for the full year 2007.  Lower results primarily reflect the absence of interest earned on NU parent’s higher cash balances in 2007, which were the result of the sale of the company’s competitive generation facilities in late 2006.

2009 earnings guidance

NU reaffirmed its 2009 consolidated earnings guidance of between $1.80 per share and $2.00 per share.  That guidance includes estimates of between $1.00 per share and $1.101 per share for its distribution and generation segment, between $0.85 per share and $0.901 per share for its transmission segment, between $0.00 and $0.051 per share for its remaining competitive businesses, and net expenses of approximately $0.051 per share for NU parent and other companies.

The following table reconciles 2008 and 2007 fourth-quarter and full-year results:

		Fourth Quarter[1]	Full Year[1]

2007	Reported EPS	$0.47	$1.59
	Improved transmission earnings in 2008	$0.06	$0.36
	Lower/improved distribution, generation results in 2008	($0.07)	$0.02
	Lower Parent/Other results in 2008, excluding litigation settlement impact	($0.01)	($0.11)
	Improved competitive business results in 2008	$0.01	$0.00
	Consolidated results, excluding litigation settlement impact	$0.46	$1.86
	Impact of litigation settlement	---	($0.19)
2008	Reported EPS	$0.46	$1.67

Financial results for the fourth quarter and full-year 2008 and 2007 are noted below.

Three months ended:

(in millions, except EPS)	December 31, 2008	December 31, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$12.8	$17.1	($4.3)	$0.08
PSNH Distribution/Generation	$9.1	$12.0	($2.9)	$0.06
WMECO Distribution	$2.2	$4.9	($2.7)	$0.01
Yankee Gas	$11.9	$12.1	($0.2)	$0.08
Total—Distribution/Generation	$36.0	$46.1	($10.1)	$0.23
CL&P Transmission	$29.1	$19.4	$9.7	$0.19
PSNH Transmission	$4.3	$4.2	$0.1	$0.02
WMECO Transmission	$1.3	$1.9	($0.6)	$0.01
Total—Transmission	$34.7	$25.5	$9.2	$0.22
NU Parent and Other Companies	($3.1)	($2.5)	($0.6)	($0.02)
Competitive	$4.3	$3.6	$0.7	$0.03
Reported Earnings	$71.9	$72.7	($0.8)	$0.46

12 months ended:

(in millions, except EPS)	December 31, 2008[1]	December 31, 2007[1]	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$70.0	$61.4	$8.6	$0.45
PSNH Distribution/Generation	$41.4	$43.7	($2.3)	$0.26
WMECO Distribution	$12.3	$18.5	($6.2)	$0.08
Yankee Gas	$27.1	$22.6	$4.5	$0.17
Total—Distribution/Generation	$150.8	$146.2	$4.6	$0.96
CL&P Transmission	$115.6	$66.7	$48.9	$0.74
PSNH Transmission	$16.7	$10.7	$6.0	$0.11
WMECO Transmission	$6.0	$5.1	$0.9	$0.04
Total—Transmission	$138.3	$82.5	$55.8	$0.89
NU Parent and Other Companies, excluding litigation charge	($11.6)	$6.1	($17.7)	($0.07)
Competitive	$13.1	$11.7	$1.4	$0.08
Total before litigation settlement impact	$290.6	$246.5	$44.1	$1.86
Litigation charge	($29.8)	---	($29.8)	($0.19)
Reported Earnings	$260.8	$246.5	$14.3	$1.67

Retail sales data:

Gwh for three months ended	December 31, 2008	December 31, 2007	% Change Actual	% Change Weather Norm.
CL&P	5,644	5,886	(4.1%)	(3.6%)
PSNH	1,875	2,013	(6.8%)	(6.8%)
WMECO	926	976	(5.1%)	(4.9%)
Total NU	8,441	8,871	(4.9%)	(4.5%)

Gwh for 12 months ended
CL&P	23,145	24,032	(3.7%)	(2.8%)
PSNH	7,926	8,132	(2.5%)	(1.6%)
WMECO	3,829	3,996	(4.2%)	(3.5%)
Total NU	34,883	36,142	(3.5%)	(2.6%)

Yankee Gas firm volumes in mmcf for three months ended	12,218	11,391	7.3%	4.7%
Yankee Gas firm volumes in mmcf for 12 months ended	39,717	38,900	2.1%	3.4%

NU has approximately 156 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth or other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions of the capital markets or events that make our access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The earnings and EPS of each segment do not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide actual and projected earnings by segment and believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s business segments.  This release also references our 2008 earnings and EPS excluding a significant charge associated with a litigation settlement payment made to Consolidated Edison, Inc., which are non-GAAP measures.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of our performance and provides additional and useful information to investors in analyzing historical and future performance.  These non-GAAP measures should not be considered alternatives to NU consolidated net income and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast a discussion concerning its 2008 results tomorrow, February 18, at 2 p.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.